UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant	☒

Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

VERU INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

VERU INC.

SUPPLEMENT TO THE PROXY STATEMENT FOR THE

SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON JULY 25, 2025

This Supplement dated July 15, 2025 amends and supplements the Proxy Statement of Veru Inc. (“we” or “Veru”) dated June 10, 2025 (the “Proxy Statement”), with the following information.

Appointment of Proxy Solicitor

We have hired Morrow Sodali LLC to solicit proxies with respect to the Special Meeting. We will pay Morrow Sodali LLC a fee of $12,500, plus reasonable expenses. Morrow Sodali LLC will, among other things, provide advice regarding proxy solicitation issues and solicit proxies from our shareholders on our behalf in connection with the Special Meeting.

Important Information

Veru has filed a definitive Proxy Statement with the Securities and Exchange Commission (“SEC”) and has furnished to its shareholders a Proxy Statement in connection with the solicitation of proxies for the Special Meeting.  Veru advises its shareholders to read the Proxy Statement relating to the Special Meeting, as amended and supplemented by this Supplement, because it contains important information.

Except as described in this supplement, none of the items or information presented in the Proxy Statement is affected by this supplement. This supplement does not provide all of the information that is important to your voting decisions at the Special Meeting. The Proxy Statement contains other important additional information. We encourage you to carefully read this supplement together with the Proxy Statement.

Your vote is important, no matter how many or how few shares you may own.  If you have not already done so, please vote TODAY by telephone, via the Internet, or by signing, dating and returning the proxy card or voting instruction card previously mailed to you.  If you have already returned your proxy or voting instruction card or voted by telephone or via Internet, you do not need to take any action unless you wish to change your vote.